Exhibit 99.1

NEWS RELEASE

INVESTOR CONTACT:

Tushar Jain

Synopsys, Inc.

650-584-4289

Synopsys-ir@synopsys.com

EDITORIAL CONTACT:

Cara Walker

Synopsys, Inc.

650-584-5000

corp-pr@synopsys.com

Synopsys Initiates $250 Million Accelerated Share Repurchase Agreement

SUNNYVALE, Calif. – Mar. 2, 2026 – Synopsys, Inc. (Nasdaq: SNPS) today announced that it has entered into an accelerated share repurchase agreement (ASR) with The Bank of Nova Scotia to repurchase an aggregate of $250 million of Synopsys stock.

Under the terms of the ASR, Synopsys will receive an aggregate initial share delivery of approximately 513,000 shares, with the remainder, if any, to be settled on or before June 1, 2026, upon completion of the repurchases. The specific number of shares that Synopsys ultimately repurchases under the ASR will be based on the average of Synopsys’ daily volume-weighted average share prices during the repurchase period, less a discount.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the leader in engineering solutions from silicon to systems, enabling customers to rapidly innovate AI-powered products. We deliver industry-leading silicon design, IP, simulation and analysis solutions, and design services. We partner closely with our customers across a wide range of industries to maximize their R&D capability and productivity, powering innovation today that ignites the ingenuity of tomorrow. Learn more at www.synopsys.com.

© 2026 Synopsys, Inc. All rights reserved. Synopsys, Ansys, the Synopsys and Ansys logos, and other Synopsys trademarks are available at https://www.synopsys.com/company/legal/trademarks-brands.html. Other company or product names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding the expected settlement of the ASR. These statements involve risks, uncertainties, and other factors that could cause our actual results, timeframes, or achievements to differ materially from those expressed or implied in such forward-looking statements. Such risks, uncertainties and factors include but are not limited to the market price of Synopsys common stock during the repurchase period; the ability of The Bank of Nova Scotia to buy or borrow shares of Synopsys common stock; the impact of global and regional economic and market conditions, including illiquidity and other risks of instability in the banking and financial services industry; and the risks more fully described in filings Synopsys makes with the SEC from time to time, including in the sections entitled “Risk Factors” in Synopsys’ latest Annual Report on Form 10-K and latest Quarterly Reports on Form 10-Q. Synopsys undertakes no duty to, and does not intend to, update any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.

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